EXHIBIT 3.01

Amended Article Second of the Amended and Restated Articles of Incorporation
of the Corporation

“SECOND:    Office. The principal office of the Corporation is to be located at 1947 Briarfield Boulevard, Maumee, in Lucas County, Ohio 43537.”